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                                                                   EXHIBIT 99.10

                                   RESOLUTIONS
                     OF THE BOARD OF MANAGERS AND MEMBERS OF
                          OPEN WHEEL RACING SERIES LLC

                                       AND

                     AMENDMENT NO. 1 TO OPERATING AGREEMENT

                           ADOPTED BY WRITTEN CONSENT
                                DECEMBER 15, 2003

      The undersigned, constituting the Board of Managers (the "Board") of Open Wheel Racing Series LLC, a Delaware limited liability company (the "Company"), and on behalf of each of the Members of the Company, hereby adopt the following resolutions pursuant to Section 18-402 of the Delaware Limited Liability Company Act (the "Delaware Act") and the Limited Liability Operating Agreement of the Company, dated as of August 15, 2003 (the "Operating Agreement").

      WHEREAS, the Open Wheel Racing Operating Agreement dated August 15, 2003 (the "Operating Agreement") provides that each member of Open Wheel Racing ("Member") shall, in the event of a capital call, contribute to the capitalization of Open Wheel Racing in an amount corresponding to such Member's Percentage Interest (as defined in the Operating Agreement);

      WHEREAS, the Managers agreed to contribute to the capitalization of Open Wheel pursuant to the Contribution Agreement dated September 10, 2003, by and among the Managers;

      WHEREAS, Open Wheel Racing will not acquire the outstanding shares of Championship Auto Racing Teams, Inc. ("CHAMP") because the Agreement and Plan of Merger dated September 10, 2003 (the "Merger Agreement") has been terminated;

      WHEREAS, the Board has considered a proposal for Open Wheel Racing to acquire certain assets and assume certain liabilities of CHAMP and its subsidiary, Cart, Inc., (the "Asset Purchase");

      NOW THEREFORE:

APPROVAL OF EXECUTION OF ASSET PURCHASE AGREEMENT

      RESOLVED, that the Asset Purchase, on substantially the terms set forth in the draft agreement attached as Exhibit A (the "Asset Purchase Agreement") is hereby authorized, approved and adopted;
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      RESOLVED FURTHER, that the Company is authorized to execute (by signature of any Manager) and enter into an agreement substantially in the form of the draft agreement attached as Exhibit A;

      RESOLVED FURTHER, that the Contribution Agreement dated as of September 10, 2003, by and among the Members is hereby terminated.

      RESOLVED FURTHER, that the Managers shall return to Willis Capital, L.L.C. the shares of CHAMP common stock contributed by Willis Capital, L.L.C. to the Company in furtherance of the Merger Agreement (the "Common Stock").

      RESOLVED FURTHER, that there is and shall be no agreement among the Managers or the Members concerning the acquisition, holding, voting or disposition of the Common Stock.

      RESOLVED FURTHER, that going forward, the Members will make all required capital contributions to the Company by contributing cash in accordance with their Percentage Interests.

      RESOLVED FURTHER, that the Company is authorized to take any and all further actions necessary or appropriate to perform and discharge the Company's obligations under the Merger Agreement.

AMENDMENTS TO LLC AGREEMENT

      RESOLVED, that the Operating Agreement of the Company is amended as follows:

      (1) Section 3.3(a) is amended to state that the purpose of the Company is "to pursue the continuation of the CART racing series;"

      (2) Section 5.1(c) is amended to delete reference to shares of CART by deleting the last three sentences thereof and replacing them with the following "The Capital Contributions shall be made in Cash.";

      (3)  Section 5.2(a) is deleted;

      (4) Section 5.2(b)(i) is amended by deleting the words "(determined for this purpose assuming the value of the CART shares) is the value reflected in the Proposed Acquisition at the time of the Default;"

      (5) Section 9.2 is amended by changing the title to "Actions Required Supermajority Vote" and by replacing the words "The unanimous vote or written consent of the Board of Mangers is required" with the "The affirmative vote or written consent of Members representing at least 90% of the Membership Units us required".
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      (6) Section 9.2 is further amended to delete references to CART other than in clause (d) thereof;

      (7)  Section 12.1(a)(ii) is amended be deleting clause (b) thereof; and

      (8)  Section 14.9 is deleted in its entirety.

      (9) Schedule I is amended to reflect the Initial Capital Contributions and Membership Units as set forth on Exhibit B.

OMNIBUS RESOLUTION

      RESOLVED, that the Managers are each hereby authorized and directed to take, in the name of and on behalf of the Company, such other actions as any of them may deem necessary or appropriate in such Manager's sole discretion to carry out the intent of the above resolutions, including entering into employment agreements with current CHAMP employees, and that any and all actions taken by the Managers in connection therewith are hereby ratified, confirmed and approved.

      This Action by Written Consent may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

      Each manager executing these resolutions is executing both in his capacity as managers and in his capacity as authorized signatory of 21st Century racing Holdings LLC (in the case of Mr. Kalkhoven), Big Bang Racing LLC (in the case of Mr. Gentilozzi) and Willis Capital LLC (in the case of Mr. Forsythe) intending to bind each of 21st Century Racing LLC, Big Bang Racing LLC and Willis Capital LLC to the amendments to the Operating Agreement contained herein.

                        [Signatures Follow on Next Page]


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      IN WITNESS WHEREOF, the parties have duly executed these resolutions as of the date first above written.

/s/ Kevin Kalkhoven                       /s/ Paul Gentilozzi
-------------------                       -------------------
Kevin Kalkhoven                           Paul Gentilozzi

/s/ Gerald R. Forsythe
-----------------------
Gerald R. Forsythe